EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Castle Brands Inc. on Form S-3 to be filed on or about August 27, 2014 of our report dated June 27, 2014, on our audits of the consolidated financial statements as of March 31, 2014 and 2013 and for each of the years in the two-year period ended March 31, 2014, which report appears in Castle Brands Inc.’s Annual Report on Form 10-K filed June 30, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

August 27, 2014